Exhibit(10)(A)

CONSENT OF DECHERT LLP

April 22, 2011

TIAA Separate Account VA-3

730 Third Avenue

New York, NY 10017

Re:	TIAA Separate Account VA-3 (“Separate Account”)

(File Nos. 333-134820 and 811-21907)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 6 to the Separate Account’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

US  Austin  Boston  Charlotte  Hartford  New York  Orange County  Philadelphia  Princeton  San Francisco  Silicon Valley  Washington DC

EUROPE  Brussels  Dublin  London  Luxembourg  Moscow  Munich  Paris   ASIA  Beijing  Hong Kong